Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Lineage, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(c) and 457(h)	12,500,000	$78.00	$975,000,000.00	0.00014760	$143,910.00

	Total Offering Amounts					$975,000,000.00		$143,910.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$143,910.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock, $0.01 par value per share of Lineage, Inc. (“Common Stock”) that become issuable under the Amended and Restated Lineage 2024 Incentive Award Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding shares of Common Stock.

(2)	Represents 12,500,000 shares of Common Stock reserved for issuance under the 2024 Plan.
(3)

Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price per share is based on the initial public offering price of the Common Stock of $78.00 per share.